EXHIBIT 10.1

PXRE GROUP LTD.

2002 OFFICER INCENTIVE PLAN

RESTRICTED SHARE AWARD AGREEMENT

This Agreement confirms the grant of Restricted Shares to you on February 24, 2005 by PXRE Group Ltd. (the “Company”) under the Company’s 2002 Officer Incentive Plan (the “Plan”), upon the following terms and conditions.

1.  Grant of Restricted Shares.

(a)  Delivery. The Company hereby grants you ________ shares of the Company’s common shares, $1.00 par value per share (the “Shares”), subject to the terms and conditions hereinafter set forth. These Shares shall be registered in your name, but the Company shall hold the certificates representing such Shares for you during the period commencing on the date hereof and ending on the date(s) provided in Paragraph 2 (the “Restricted Period”), subject to earlier lapsing of such Restricted Period as provided in Paragraph 3. As a condition to this award, you shall execute and deliver to the Company a stock power, endorsed in blank and approved by the Secretary of the Company, relating to the Shares.

(b)  Rights During Restricted Period.  During the Restricted Period you shall not sell, pledge, transfer, assign, hypothecate or otherwise dispose of or encumber the Shares, and the Shares shall be subject to forfeiture as provided in paragraph 3 or 5 hereof. Except for such restrictions, you shall have all the rights of a shareholder with respect to your Shares, including but not limited to the right to vote and the right to receive dividends (which if in common shares shall be restricted under the same terms and conditions as the Shares to which they relate).

(c)  Legend.  Each certificate for Shares transferred or issued to you shall be registered in your name and shall bear the following legend:

“THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN THE PXRE GROUP LTD. 2002 OFFICER INCENTIVE PLAN (THE “PLAN”) APPLICABLE TO RESTRICTED SHARES AND TO THE RESTRICTED SHARE AGREEMENT DATED FEBRUARY 24, 2005 (THE “AGREEMENT”), AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED, ASSIGNED, HYPOTHECATED, OR OTHERWISE DISPOSED OF OR ENCUMBERED IN ANY MANNER DURING THE RESTRICTED PERIOD SPECIFIED IN THE AGREEMENT. COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE WITH THE SECRETARY OF THE COMPANY.”

2.  Term of the Restricted Period.  Subject to the provisions of Section 4.2 of the Plan no portion of the Restricted Period shall lapse prior to the first anniversary date hereof. Thereafter, the Restricted Period shall lapse in accordance with the following schedule:

Period	Cumulative Portion of Shares With No Restricted Period

Prior to the first anniversary of date hereof	None

From and including the first anniversary of the date hereof through the day prior to the second anniversary of the date hereof.	25% of the Shares

From and including the second anniversary of the date hereof through the day subsequent to the third anniversary of the date hereof.	50% of the Shares

From and including the third anniversary of the date hereof through the day subsequent to the fourth anniversary of the date hereof.	75% of the Shares

From and including the fourth anniversary of the date hereof through the day subsequent to the tenth anniversary of the date hereof.	100% of the Shares

3.  Lapsing of Restricted Period.  Subject to Section 2 above, the Restricted Period will be unaffected by the termination of your employment, except that:

(a)  Upon termination of your employment with the Company and an Affiliate as a result of Retirement or Permanent Disability (as described in Section 3.3 of the Plan), all of the Restricted Period remaining for your Shares shall lapse as of such termination.

(b)  Upon termination of your employment with the Company and any Affiliate by reason of death, all of the Restricted Period remaining for your Shares shall lapse as of your death.

(c)  Upon termination of your employment with the Company and any Affiliate for a reason other than those described in clauses (a) or (b) above, any Shares for which the Restricted Period has not lapsed under Paragraph 2 shall revert to the Company and the certificates for such Shares shall be canceled.

(d)  Any remaining Restricted Period applicable to your Shares shall lapse under certain circumstances set forth in Section 4.2 of the Plan including in the event of a “Change in Control”, as defined in Section 4.2 of the Plan, has occurred, or is likely to occur, as determined by the Committee.

The Company and any Affiliate reserves the right to terminate your employment with the Company or any Affiliate at any time for any reason, subject to the terms of any other written agreement between you and the Company or any Affiliate and no contract or right to continued employment shall be implied by this Agreement.

4.  Issuance of New Certificates.  Upon the lapse of the Restricted Period with respect to any Shares, such Shares shall no longer be subject to the restriction imposed in Paragraph 1, and the Company will issue new share certificates respecting such Shares registered in your name without the legend described in Paragraph 1 in exchange for those previously issued. However, no certificates will be issued for fractional Shares, and the value of any fractional Shares, based on the Fair Market Value of the Company’s Shares on the day of such lapse, shall be paid to you in cash.

Upon the lapse of the Restricted Period for any Shares, you shall transfer sufficient Shares to the Company to provide for the payment of any taxes which the Company is obligated to withhold or collect with respect to your income resulting from such lapse. The value of the shares to be transferred shall be the Fair Market Value of the Company’s Shares on the date of such lapse.

5.  Minimum Employment Requirement.  Notwithstanding any other provision of this Agreement, if, during the period ending on the first anniversary hereof, you fail to be in the continuous employ of the Company or an Affiliate for any reason other than Retirement, Permanent Disability or death, all of your Restricted Shares shall immediately revert to the Company and the certificates issued for them shall be canceled.

6.  Securities Law Requirement.  The Company shall not be required to deliver any Shares upon the lapse of the Restricted Period applicable to any Shares unless the Committee has determined that it may do so without violation of applicable federal or state laws pertaining to the issuance of securities, and the Company may require any Shares to bear a legend, may give the transfer agent instructions, and may take such other steps, as in its judgment are reasonably required to prevent any such violation. No new certificates shall be issued upon the lapse of the Restricted Period unless you first enter into an agreement with the Company providing for compliance by you with all such applicable laws. The Company is under no obligation to register the Shares covered by this Agreement, nor is the Company under any obligation to register any of the Shares or otherwise qualify them for sale under any state law. Any Shares acquired hereunder must be held indefinitely unless they are registered under the Securities Act of 1933, as amended, (the “Act”) or the disposition thereof is exempt from the registration requirements of the Act.

7.  Non-Transferability.  Shares are not transferable as provided in Paragraph 1. No right or interest hereunder shall be otherwise subject to transfer, assignment, pledge, charge or other alienation, whether voluntary or involuntary, and any attempt to transfer, assign, pledge, charge or otherwise alienate the same shall be null and void and of no effect. If you or any other person entitled to benefits hereunder should attempt to transfer, assigned, pledge, charge or otherwise alienate any right or interest hereunder, or under the Plan, then such benefits shall, in the discretion of the Committee, cease.

8.  Incorporation of Plan Provisions.  This Agreement is made pursuant to the PXRE Group Ltd. 2002 Officer Incentive Plan and is subject to all the terms and provisions of such Plan as if the same were fully set forth herein, and receipt of a copy of such Plan is hereby acknowledged. Capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan.

9.  This Agreement: (a) shall be in binding upon and inure to the benefit of any successor of the Company; (b) shall be governed by the laws of the State of New York and any applicable laws of the United States; and (c) may not be amended except in writing, signed by both parties.